Exhibit 2.1

Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT

dated as of December 31, 2014

by and between

TABULA RASA HEALTHCARE, INC.,

FRED SMITH III,

OLDS FAMILY 2002 TRUST,

STEPHEN F. OLDS

AND,

SOLELY FOR THE LIMITED PURPOSES SET FORTH HEREIN,

THOMAS OLDS, JR.

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made as of the 31st day of December, 2014 by and between Tabula Rasa Healthcare, Inc., a Delaware corporation (the “Purchaser”), and Fred Smith III, Olds Family 2002 Trust, created under declaration of trust dated June 3, 2002, as amended, and Stephen F. Olds (each, a “Seller” and collectively, the “Sellers”) and, solely for the limited purposes set forth herein, Thomas Olds, Jr. (“T. Olds”)

BACKGROUND

The Sellers collectively own all of the issued and outstanding membership interests (the “Interests”) of Medliance LLC, an Arizona limited liability company (the “Company”).

The Purchaser desires to acquire from the Sellers, and the Sellers desire to sell to the Purchaser, the Interests, on the terms and subject to the conditions set forth in this Agreement.

As an inducement to Purchaser to enter into this Agreement, and in consideration of the Purchase Price received on the Closing Date and the right to receive the Contingent Payments, if any, by the Sellers, T. Olds, who is a direct or indirect owner or beneficiary of the Olds Family 2002 Trust, desires to agree to the restrictive covenants set forth in Section 4.3.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties and covenants hereinafter set forth and for other good and valuable consideration, and intending to be legally bound hereby, the parties hereto agree as follows:

1.                                      Purchase and Sale.

1.1                               Purchase and Sale of the Interests.

(a)                                 Subject to the terms and conditions of this Agreement, the Purchaser shall acquire at the Closing and the Sellers shall sell to the Purchaser at the Closing, free and clear of any mortgage, pledge, lien, conditional sale agreement, security agreement, transfer restriction, encumbrance or other charge (collectively, “Liens”), all of the Interests in exchange for the consideration specified below in this Section 1.1.

(b)                                 The Purchaser shall pay to the Sellers a purchase price of $28,384,865, subject to the right to receive additional consideration as and to the extent set forth in this Section 1.1 (as may be adjusted, the “Purchase Price”), as follows:

(i)                                     at the Closing, $12,000,000 in cash and $16,384,865 pursuant to promissory notes in the form attached hereto as Exhibit A (the “Seller Notes”);

(ii)                                  following the twelve-month anniversary of the Closing Date (the “First Contingent Payment Date”), one-third of the Aggregate Earn-Out Amount in cash, subject to and conditioned upon achievement of certain conditions as specified in Section 1.1(d) and subject to the right of setoff of the Purchaser set forth in Section 5.1(g);

(iii)                               following the 24-month anniversary of the Closing Date (the “Second Contingent Payment Date”), one-third of the Aggregate Earn-Out Amount in cash, subject to and conditioned upon achievement of certain conditions as specified in Section 1.1(d) and subject to the right of setoff of the Purchaser set forth in Section 5.1(g); and.

(iv)                              following the 36-month anniversary of the Closing Date (the “Third Contingent Payment Date” and together with the First Contingent Payment Date and the Second Contingent Payment Date, the “Contingent Payment Dates”), the Aggregate Earn-Out Amount less any portion of the Aggregate Earn-Out Amount actually paid pursuant to Sections 1.1(b)(ii) and (iii), in cash, subject to and conditioned upon achievement of certain conditions as specified in Section 1.1(d) and subject to the right of setoff of the Purchaser set forth in Section 5.1(g).

(c)                                  All cash payments by the Purchaser shall be made by wire transfer of immediately available funds to an account or accounts designated in writing by the Sellers, in accordance with the Sellers’ pro rata ownership of the Interests as set forth on Schedule 1.1(c) hereto.

(d)                                 The contingent Purchase Price payments payable pursuant to Sections 1.1(b)(ii), (iii) and (iv) (each, a “Contingent Payment”) at each Contingent Payment Date shall be payable based on the Yearly Revenue during the twelve-month period preceding each Contingent Payment Date (each, a “Measurement Period”).  If the Yearly Revenue is equal to or exceeds the Yearly Revenue Target during a Measurement Period, the Contingent Payment for such Measurement Period shall be payable in full.  If the Yearly Revenue is less than the Yearly Revenue Target for a Measurement Period, then an amount shall be payable equal to the maximum Contingent Payment with respect to such Measurement Period, multiplied by a fraction, the numerator of which is the Yearly Revenue for such Measurement Period, the denominator of which is the Yearly Revenue Target.  By way of example, if the Yearly Revenue for the Measurement Period ending on the Second Contingent Payment Date is equal to 50% of the Yearly Revenue Target and the Aggregate Earn-Out Amount is $6,000,000, the Contingent Payment payable to the Sellers at the Second Contingent Payment Date would be equal to $1,000,000 in cash ($2,000,000 x .5).  For the avoidance of doubt, in no event shall the amounts of the Contingent Payments exceed the maximum amounts set forth in Sections 1.1(b)(ii), (iii) and (iv).  Each Contingent Payment shall be paid no later than 30 days following the final determination of the Yearly Revenue for the applicable Measurement Period.

(e)                                  For purposes of this Section 1.1, the “Aggregate Earn-Out Amount” shall be equal to the difference of (i) the product of (A) the Yearly Revenue for the 2015 calendar year multiplied by (B) 4.5 minus (ii) $26,000,000; provided, however, if the Aggregate Earn-Out Amount is a negative amount, the Aggregate Earn-Out Amount shall be equal to zero and no Contingent Payment shall be due and payable pursuant to Sections 1.1(b)(ii), (iii) and (iv).

1.2                               Closing; Delivery.

(a)                                 The purchase and sale of the Interests (the “Closing”) shall take place remotely via the exchange of documents and signatures, at 10:00 a.m., on the date hereof, or at such other time and place as the Sellers and the Purchaser mutually agree upon, orally or in writing (the “Closing Date”).  The closing shall be deemed effective as of 11:59 p.m. California time on December 31, 2014.

(b)                                 The Sellers shall deliver, or cause to be delivered, the following to the Purchaser at or prior to the Closing:

(i)                                     certificates for the Interests, duly endorsed in blank or accompanied by transfer powers duly endorsed in blank;

(ii)                                  an affidavit issued to the Purchaser by an officer of the Company as required by Treasury Regulation Section 1.1445-2(c)(3) certifying that the Company has not been a United States real property holding corporation (as the term is defined in the Code and the Treasury Regulations promulgated in connection therewith) at any time during the five year period ending on the Closing Date in form and substance reasonably satisfactory to the Purchaser;

(iii)                               a certificate from the Secretary of the Company certifying the articles of organization and operating agreement of the Company;

(iv)                              a certificate confirming the good standing of the Company in its jurisdiction of formation;

(v)                                 a tax clearance certificate from the Arizona Department of Revenue dated within five days of the Closing Date indicating that all tax filing and tax payment requirements have been satisfied as of such date;

(vi)                              letters of resignation in the name of and executed by each member of the board of managers of the Company and each officer of the Company resigning his or her position as a manager and/or officer of the Company effective as of the Closing Date;

(vii)                           copies of the Employment Agreements, duly executed by each of the Key Employees;

(viii)                        evidence reasonably satisfactory to the Purchaser that (a) all Indebtedness of the Company shall have been satisfied prior to the Closing, and (b) all Liens except Permitted Liens in and upon any of the properties and assets of the Company shall have been released prior to the Closing;

(ix)                              a license agreement in the form attached hereto as Exhibit B, duly executed by Medliance Technology Services, LLC, pursuant to which Medliance Technology Services, LLC will license to the Purchaser certain intellectual property previously owned by the Company as more fully set forth therein (the “License Agreement”); and

(x)                                 such other agreements, consents, documents, instruments and writings as are reasonably required to be delivered by the Sellers at or prior to the Closing Date pursuant to this Agreement or otherwise reasonably required in connection herewith, including all such other instruments as the Purchaser or its counsel may reasonably request in connection with the purchase of the Interests contemplated hereby.

(c)                                  The Purchaser shall deliver, or cause to be delivered, the following to the Sellers at or prior to the Closing:

(i)                                     the portion of the Purchase Price payable at the Closing pursuant to Section 1.1(b)(i), including the Seller Notes;

(ii)                                  copies of the Employment Agreements, duly executed by the Purchaser;

(iii)                               the License Agreement; and

(iv)                              such other agreements, consents, documents, instruments and writings as are reasonably required to be delivered by the Purchaser at or prior to the Closing Date pursuant to this Agreement or otherwise reasonably required in connection herewith.

1.3                               Defined Terms Used in this Agreement.  In addition to the terms defined above or elsewhere in this Agreement, the following terms used in this Agreement shall have the meanings set forth or referenced below.

“409A Plan” is defined in Section 2.14(g).

“Acts” is defined in Section 2.2(d).

“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer or director of such Person or any investment fund now or hereafter existing that is controlled by one or more general partners or managing members of, such Person.

“Aggregate Earn-Out Amount” is defined in Section 1.1(e).

“Agreement” is defined above in the preamble.

“Closing” is defined in Section 1.2(a).

“Closing Date” is defined in Section 1.2(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” is defined above in the background.

“Contingent Payment” is defined in Section 1.1(d).

“Contingent Payment Dates” is defined in Section 1.1(b)(iv).

“Employee Benefit Plan” is defined in Section 2.14(f).

“Employment Agreements” means the employment agreements by and between each of the Key Employees and the Purchaser substantially in the form as Exhibit C hereto.

“Environmental Laws” means any law, regulation or other applicable requirement relating to (i) releases or threatened release of Hazardous Substance; (ii) pollution or protection of employee health or safety, public health or the environment; or (iii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances.

“ERISA” is defined in Section 2.14(f).

“Financial Statements” is defined in Section 2.12(a).

“First Contingent Payment Date” is defined in Section 1.1(b)(ii).

“Governmental Entity” means any United States federal or state governmental or quasi-governmental or regulatory authority, any political subdivision, agency, commission, authority, department, division or instrumentality thereof, any court, arbitral tribunal, arbitrator or other dispute mediator, or any other similar domestic or foreign entity.

“Governmental Order” means any writ, order, decree (including a consent decree), ruling, injunction, cease-and-desist order, judgment or similar act, order or enforcement action of or by any Governmental Entity (in each case, whether preliminary or final).

“Hazardous Substance” is defined in Section 2.18.

“Indebtedness” means, at a particular time, without duplication, all of the following: (a) all obligations of the Company, whether current or long-term, for borrowed money and all obligations of the Company evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) all direct or contingent obligations of the Company available to be drawn under issued and outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (c) net obligations of the Company under any swap contract; (d) all obligations of the Company in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business); (e) obligations secured by a Lien on property owned or being purchased by the Company; (f) any liabilities or obligations under capitalized leases with respect to which the Company is liable, contingently or otherwise, as obligor, guarantor or otherwise, and (g) all guarantees of the Company in respect of any of the foregoing.

“Indemnifiable Claims” means, with respect to the indemnification obligations of the Sellers, a Purchaser Indemnifiable Claim, and with respect to the indemnification obligations of the Purchaser, a Seller Indemnifiable Claim.

“Indemnified Party” means, with respect to the indemnification obligations of the Sellers, the Purchaser Indemnitees, and with respect to the indemnification obligations of the Purchaser, the Seller Indemnitees.

“Indemnifying Party” means, with respect to a Purchaser Indemnitee, the Sellers, and with respect to a Seller Indemnitee, the Purchaser.

“Intellectual Property” means (i) trademarks and service marks (whether or not registered), applications for trademarks and service marks, trade names, logos, trade dress and other proprietary indicia and all goodwill associated therewith; (ii) documentation, advertising copy, marketing materials, specifications, mask works, drawings, graphics, databases, recordings and other works of authorship, whether or not protected by copyright; (iii) financial, marketing and business data, pricing and cost information and plans (including business and marketing plans), (iv) customer and supplier lists and (v) internet web-sites, URLs and domain names.

“Interests” is defined above in the background.

“Key Employees” means each of Fred Smith III, Stephen F. Olds, Candy Rebstock and Diane Mitrevski.

“Knowledge” including similar phrases such as “to the Sellers’ knowledge” or “to the knowledge of the Sellers” shall mean the knowledge of the Sellers and the Key Employees, including facts of which the Sellers or the Key Employees, in the reasonably prudent exercise of their duties, should be aware.

“Law” means any statute, law (including common law), constitution, treaty, ordinance, code, order, decree, judgment, rule, regulation and any other binding requirement or determination of any Governmental Entity.

“Leased Real Property” is defined in Section 2.11(a).

“License Agreement” is defined in Section 1.2(b)(ix).

“Liens” is defined in Section 1.1(a).

“Losses” is defined in Section 5.1(b).

“Material Adverse Effect” means a material adverse effect on the financial condition, properties, prospects, business or results of operations of the Company; provided, however, that any such effect resulting from any change (A) in law, rule, or regulation or U.S. generally accepted accounting principles GAAP or interpretations thereof that applies to the Company, (B) in economic or business conditions generally or (C) resulting from the announcement of the transactions contemplated by this Agreement shall not be considered when determining if a Material Adverse Effect has occurred.

“Material Contract” is defined in Section 2.9(b).

“Measurement Period” is defined in Section 1.1(d).

“Noncompete Period” is defined in Section 4.3(a).

“PCBs” is defined in Section 2.18.

“Permits” is defined in Section 2.15(a).

“Permitted Liens” mean (a) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business for amounts which are not material and not yet due and payable, (b) Liens arising under sales contracts and equipment leases with third parties entered into in the ordinary course of business, which Liens are reflected in the Financial Statements and set forth on Schedule 1.4, and (c) Liens for Taxes and other governmental charges that are not due and payable or delinquent.

“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

“Purchase Price” is defined in Section 1.1(b).

“Purchaser” is defined above in the preamble.

“Purchaser Indemnifiable Claims” is defined in Section 5.1(b).

“Purchaser Indemnitees” is defined in Section 5.1(c).

“Restricted Business” is defined in Section 4.3(a).

“Second Contingent Payment Date” is defined in Section 1.1(b)(iii).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Indemnitees” is defined in Section 5.1(b).

“Seller Indemnifiable Claims” is defined in Section 5.1(c).

“Seller Notes” is defined in Section 1.1(b).

“Sellers” is defined above in the preamble.

“T. Olds” is defined above in the preamble.

“Third Contingent Payment Date” is defined in Section 1.1(b)(iv).

“Subsidiary” or “Subsidiaries” means, with respect to any party, any Person of which (i) such party or any Subsidiary of such party is a general partner or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such Person is directly or indirectly owned or controlled by such party and/or by any one or more of its Subsidiaries.

“Subsidiary Transfer” means the sale of all of the equity ownership of Vroozi, Inc., LTC Supply Source, LLC, and QVO, Inc.

“Tax” or “Taxes” means any and all federal, state, local or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, unemployment, social security, workers’ compensation, capital, premium and other taxes, assessments, customs, duties, fees, levies or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto.

“Tax Returns” means any return, declaration, report, statement, information statement or other document filed or required to be filed with respect to Taxes (including any attached schedules), including any claims for refunds of Taxes, any information returns, any amended returns, any declarations of estimated Tax and any amendments or supplements of any of the foregoing.

“Transaction Documents” means this Agreement, the Employment Agreements, the Seller Notes, the License Agreement and any other certificate, instrument or document executed by any of the parties hereto in connection herewith.

“Yearly Revenue” means for any period the actual yearly gross revenue during such period of the business of the Company calculated in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods involved.

“Yearly Revenue Target” means an amount equal to the Yearly Revenue for the 2015 calendar year.

2.                                      Representations and Warranties of the Sellers.  The Sellers hereby represent and warrant to the Purchaser that, except as set forth on the Disclosure Schedule attached as Exhibit D to this Agreement, which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true, correct and complete as of the date hereof and as of the Closing.  The Disclosure Schedule is arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Section 2.

2.1                               Organization, Good Standing, Corporate Power and Qualification.  The Company is a limited liability company duly formed, validly existing and in good standing under the laws of its jurisdiction of formation and has all requisite limited liability company power and authority to carry on its business as presently conducted.  The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would reasonably be expected to result in a material liability to the Company.

2.2                               Ownership.

(a)                                 Immediately prior to the Closing, the authorized equity interests of the Company consist of membership interests equaling 100%, all of which are issued and outstanding and held by the Sellers as set forth on Section 2.2(a) of the Disclosure Schedule.  The Interests are owned of record and beneficially by the Sellers free and clear of all Liens.  Upon transfer of the Interests to the Purchaser in accordance with the terms of Section 1, the Purchaser will receive valid title to the Interests, free and clear of all Liens.

(b)                                 There are no outstanding options, warrants, rights (including conversion or preemptive rights, rights of first refusal and phantom stock rights), proxy, voting, transfer restrictions, agreements, undertakings or obligations of any kind relating to any securities of the Company, including the purchase, sale, acquisition, issuance or grant from the Company of any of its securities.

(c)                                  The Company is not under any obligation, and has not granted any rights, to register any of its securities (whether presently outstanding or that may hereafter be issued).  No Seller has entered into any agreement with respect to the voting or transfer of equity securities of the Company.

(d)                                 All issued and outstanding Interests (i) have been duly authorized and validly issued and (ii) were issued in accordance with all applicable Laws, including, without limitation, the registration requirements of the Securities Act, and applicable state securities Laws (such state securities Laws, together with the Securities Act, the “Acts”) or pursuant to an exemption from such registration requirements.

(e)                                  The Company does not currently have any obligation (contingent or otherwise) to purchase or redeem any of its membership interests on or prior to the Closing Date or following the Closing.

2.3                               Subsidiaries.  The Company does not own any capital stock, equity or similar interest or other proprietary interest, directly or indirectly, in any other Person.(1)

2.4                               Authorization.  Each Seller has the requisite power and authority to (a) execute and deliver the Transaction Documents to which he is or will be a party, (b) perform the transactions contemplated by this Agreement to be performed by him and (c) satisfy or perform, as the case may be, his obligations under those Transaction Documents to which he is or will be a party.  Such execution, delivery and performance by each Seller has been duly authorized by all necessary corporate or other action.  Each Transaction Document executed and delivered by each Seller has been duly executed and delivered by such Seller and constitutes a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws of general application relating to or affecting the enforcement of creditors’ rights generally.

(1)  Note to Sellers: The Company’s two current subsidiaries will be transferred out of the Company prior to the Closing, with evidence of such transfer delivered to the Purchaser.  Any assets held by such subsidiaries and used in the Company’s business should be transferred to the Company prior to the Closing.

2.5                               Governmental Consents and Filings.  Assuming the accuracy of the representations made by the Purchaser in Section 3 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Entity is required in connection with the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated by this Agreement.

2.6                               Litigation.  There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to the Sellers’ knowledge, currently threatened (i) against the Company or against any officer, manager or employee of the Company and affecting the Company; (ii) that questions the validity of this Agreement or the right of the Sellers to enter into it, or to consummate the transactions contemplated by this Agreement; or (iii) that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  Neither the Company nor any of its officers, managers or employees is a party or is named as subject to the provisions of any Governmental Order (in the case of officers, directors or employees, such as would affect the Company).  There is no action, suit, proceeding or investigation by the Company pending or which the Company intends to initiate.  The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or, to the knowledge of the Sellers, threatened in writing (or any basis therefor known to the Company) involving the prior employment of any of the Company’s employees, their services provided in connection with the Company’s business, or any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.

2.7                               Intellectual Property.  Except as set forth in Section 2.7(a) of the Disclosure Schedule:

(a)                                 The Company owns, or is licensed or otherwise possesses enforceable rights to use, all Intellectual Property used in or necessary for the conduct of its business as currently conducted.  There are no claims or demands pending by any other person or entity pertaining to any of such Intellectual Property nor, to the knowledge of the Sellers, is there a claim or demand threatened, and no proceedings have been instituted or, to the knowledge of the Sellers, threatened which challenge the rights of the Company with respect to such Intellectual Property.

(b)                                 With respect to Intellectual Property that is owned by the Company, all such Intellectual Property is owned free and clear of Liens except Permitted Liens.  All patents, patent applications, provisional patents, trademarks, trademark applications, trademark registrations, service marks, service work applications, service mark registrations and registered copyrights which are owned by the Company are listed in Section 2.7(b) of the Disclosure Schedule.  All such patents, patent applications, provisional patents, trademarks, trademark registrations, trademark applications and registered copyrights have been duly registered in, filed in or issued by the United States Patent and Trademark Office, the United States Register of Copyrights or the corresponding offices of other jurisdictions as identified in Section 2.7(b) of the Disclosure Schedule, and have been properly maintained and renewed in accordance with all applicable provisions of Law and administrative regulations of the United States and each such jurisdiction.

(c)                                  All licenses or other agreements under which the Company is granted rights in Intellectual Property of any third person or entity are listed in Section 2.7(c) of the Disclosure Schedule.  All such licenses or other agreements are in full force and effect, there is no default by the Company or to the knowledge of the Sellers by any other party thereto, and all of the rights of the Company thereunder are transferable without restriction or royalty of any kind (including, without limitation, to any successor-in-interest as a result of a merger, consolidation, asset sale or similar transaction resulting in a change of control).  To the Sellers’ knowledge, the licensors under such licenses and other agreements have and, at the time of the grant of such licenses or agreements, had all requisite power and authority to grant the rights purported to be conferred thereby.  The execution, delivery and performance of this Agreement, and the sale and delivery of the Interests pursuant hereto will not, with or without the passage of time or giving of notice or both, materially impair or otherwise affect the rights of the Company under any such license or agreement.

(d)                                 All licenses or other agreements under which the Company has granted rights to others in its Intellectual Property are listed in Section 2.7(d) of the Disclosure Schedule.  All such licenses or other agreements are in full force and effect, there is no default by the Company or to the Sellers’ knowledge by any other party thereto, and all of the rights of the Company thereunder are freely transferable without restriction or royalty of any kind (including, without limitation, to any successor-in-interest as a result of a merger, consolidation, asset sale or similar transaction resulting in a change of control).  The execution, delivery and performance of this Agreement, and the sale and delivery of the Interests pursuant hereto will not, with or without the passage of time or giving of notice or both, materially impair or otherwise affect the rights of the Company under any such license or agreement.

(e)                                  The Company has taken all commercially reasonable measures required to establish and preserve its ownership of all Intellectual Property developed by, or on behalf of, the Company.  The Company has required all current and prior employees and all consultants and independent contractors having access to, or who were involved in the development of, any of the Intellectual Property owned or developed by the Company, to execute agreements that provide valid written assignment of all inventions and developments conceived or created by them in the course of their employment or services, and to the Sellers’ knowledge all such persons or entities are in compliance with such agreements.  No Seller has any knowledge of any infringement by others of any of the Intellectual Property of the Company.  To the Sellers’ knowledge, it is not and will not be necessary to use any inventions of any of its employees (or persons it intends to hire) made prior to their employment by the Company in order to conduct the business of the Company as currently conducted.  All current and all former employees and all consultants and independent contractors hired by the Company have agreed to maintain the confidentiality of all confidential and proprietary information of the Company and of any information of third parties received by the Company under an obligation of confidentiality.

(f)                                   The Company has not infringed, does not infringe, and, by conducting its business as currently conducted, will not infringe or unlawfully or wrongfully use the Intellectual Property of any third person or entity.  No proceeding charging the Company with infringement of any Intellectual Property of any third person or entity has been filed or, to the Sellers’ knowledge, is threatened in writing to be filed.  To the Sellers’ knowledge, there exists no unexpired patent or patent application which includes claims that would be infringed by the current products of the Company as currently conducted.

(g)                                  To the Sellers’ knowledge, the Company is not making unauthorized use of any confidential information or trade secrets of any person or entity, including without limitation, any former employer of any past or present employee of the Company.

2.8                               Compliance with Laws and Other Instruments.  The Company is not in violation or default (a) of any provisions of its articles of organization, operating agreement or equivalent governing documents, as applicable, (b) of any instrument, judgment, order, writ or decree, (c) under any note, indenture or mortgage, or (d) under any material lease, agreement or contract to which it is a party or by which it is bound that is required to be listed on the Disclosure Schedule.  The Company is not in material violation or default of any provision of any Laws applicable to the Company.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, material contract or agreement or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture or nonrenewal of any material permit or license applicable to the Company.

2.9                               Agreements.

(a)                                 Section 2.9(a) of the Disclosure Schedule lists all agreements, understandings, arrangements or other commitments to which the Company is a party or by which it is bound, (i) that are terminable without the consent of the Company and that, if terminated, would reasonably be likely to result in a material liability to the Company, or (ii) that involve or may involve (A) obligations (contingent or otherwise) of the Company, or payments to the Company, in each case in excess of $25,000, (B) the license of any Intellectual Property by the Company to any third party or by a third party to the Company, other than licenses of the Company’s software and products on a non-exclusive basis in the ordinary course of business, (C) provisions restricting or affecting the Company’s products or services, (D) indemnification by the Company with respect to infringement of proprietary rights, (E) a potential strategic transaction or sale of the Company, or (F) any other agreement, understanding or instrument to which the Company is a party or by which it is bound that is material to the Company.

(b)                                 Section 2.9(b) of the Disclosure Schedule lists all agreements, understandings, arrangements or other commitments with Company customers to which the Company is a party or by which it is bound that were entered into or renewed on or after September 1, 2014.

(c)                                  Each agreement, understanding, arrangement or other commitment which is required to be set forth in Section 2.9(a) or Section 2.9(b) of the Disclosure Schedule, (each, a “Material Contract”), is in full force and effect and is valid, binding and enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors’ rights, and (ii) as limited by general principles of equity that restrict the availability of equitable remedies.  The Sellers have made available via an online data room to the Purchaser complete and correct copies of all such Material Contracts.

(d)                                 Neither the Company nor to the Sellers’ knowledge any other party is in violation or default under any Material Contract and, to the Sellers’ knowledge, no event has occurred which with notice, lapse of time or both would constitute a violation or default thereunder.  The execution, delivery and performance of this Agreement, and the sale and delivery of the Interests pursuant hereto will not, with or without the passage of time or giving of notice or both, result in any such violation, or be in conflict with or constitute a default under any Material Contract.

2.10                        Certain Transactions.

(a)                                 Other than (i) customary employee benefits generally made available to all employees, and (ii) as set forth in Section 2.10(a) of the Disclosure Schedule, there are no agreements, understandings or proposed transactions between the Company and any of its directors, officers, managers, consultants or employees, or any Affiliate thereof.

(b)                                 Except as set forth in Section 2.10(b) of the Disclosure Schedule, the Company is not indebted, directly or indirectly, to any of its directors, managers, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business.  None of the Company’s directors, managers, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing are, directly or indirectly, indebted to the Company or have any (i) material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with the Company’s customers, suppliers, service providers, joint venture partners, licensees and competitors, (ii) direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company except that managers, officers or employees or any members of their immediate families may own stock in (but not exceeding two percent (2%) of the outstanding capital stock of) publicly traded companies that may compete with the Company, or (iii) financial interest in any Material Contract with the Company.

2.11                        Real Property and Personal Property.

(a)                                 The Company does not own any real property.  All real property leased by the Company (the “Leased Real Property”) is identified in Section 2.11(a) of the Disclosure Schedule.  The schedule of Leased Real Property set forth in Section 2.11(a) of the Disclosure Schedule is a complete, accurate and correct list of the Company’s Leased Real Property.  Each of the leases for the Leased Real Property set forth in Section 2.11(a) of the Disclosure Schedule is in full force and effect and has not been modified, amended or altered, in writing or otherwise.  Neither the Company, nor to the knowledge of the Sellers, any other party thereto is in default under any of such leases, nor has any event occurred which, with the giving of notice or the passage of time, or both, would give rise to a default.  There exists no pending or, to the Sellers’ knowledge, threatened condemnation, confiscation, eminent domain proceeding, dispute, claim, demand or similar proceeding with respect to, or which could materially and adversely affect, the continued use and enjoyment of the Leased Real Properties.  To the Sellers’ knowledge, there are no circumstances that would entitle any Governmental Entities or other Person to take possession or otherwise restrict use, possession or occupation of any Leased Real Property.  The use and operation of the Leased Real Properties by the Company is in compliance in all material respects with all applicable Laws, including, without limitation, all applicable building codes, environmental, zoning, subdivision and land use laws.  The Company has not received any written notice, and to the Sellers’ knowledge no notice is currently threatened, from any Governmental Entities advising it of a material violation (or an alleged material violation) of any such laws or regulations.

(b)                                 The Company has title to all of its personal property and assets free and clear of all Liens, except Permitted Liens.  All such personal property and assets are in good working condition, ordinary wear and tear excepted.  With respect to the personal property and assets it leases, the Company is in compliance with such leases and holds a valid leasehold interest free of any Liens except Permitted Liens.  The Financial Statements reflect all personal property and assets of the Company (other than assets disposed of in the ordinary course of business since November 30, 2014), and such properties and assets are sufficient for the Company to conduct its business as currently conducted.

2.12                        Financial Matters.

(a)                                 The Sellers have delivered to the Purchaser (i) the Company’s unaudited financial statements (including balance sheet, income statement and statement of cash flows) for the fiscal years ended December 31, 2013, December 31, 2012 and December 31, 2011 and (ii) the Company’s unaudited financial statements for the interim period from January 1, 2014 to November 30, 2014 (collectively, the “Financial Statements”).  The Financial Statements have been prepared in accordance with United States generally accepted accounting principles, applied on a consistent basis throughout the periods indicated, except that the unaudited Financial Statements may not contain all footnotes required by generally accepted accounting principles.  The Financial Statements fairly present in all material respects the financial condition and results of operations of the Company as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Financial Statements to normal year-end audit adjustments which are not material.  Except as set forth in the Financial Statements, the Company does not have material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to November 30, 2014 and (ii) obligations under contracts and commitments incurred in the ordinary course of business, which, in all such cases, individually and in the aggregate are not material.  The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with United States generally accepted accounting principles.

(b)                                 Except as set forth on Section 2.12(b) of the Disclosure Schedule, since November 30, 2014, the Company has not made any distributions to any of its members with respect to any membership interests.

2.13                        Changes.  Except as set forth on Section 2.13 of the Disclosure Schedule, the Company has been operating its business in the ordinary course consistent with past practice, and since November 30, 2014 there has not been (a) any material change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business; (b) any damage, destruction or loss, whether or not covered by insurance, in excess of $25,000; (c) any waiver or compromise by the Company of a valuable right or of a material debt owed to it; (d) any satisfaction or discharge of any Lien or payment of any obligation by the Company, except in the ordinary course of business and the satisfaction or discharge of which would not reasonably be expected to be material; (e) any change to a Material Contract; (f) any material change in any compensation arrangement or agreement with any employee, officer, director, manager, stockholder or interestholder; (g) any resignation or termination of employment of any officer or employee of the Company; (h) any mortgage, pledge, transfer of a security interest in, or Lien, created by the Company, with respect to any of its material properties or assets, except Permitted Liens; (i) any loans or guarantees made by the Company to or for the benefit of its employees, officers, directors or managers, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business; (j) any incurrence of Indebtedness; (k) any sale, assignment or transfer of any Intellectual Property; (l) any sale, assignment or transfer of any assets of the Company other than in the ordinary course of its business; (m) any receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company; (n) to the Sellers’ knowledge, any other event or condition of any character,  that would reasonably be expected to result in a Material Adverse Effect; or (o) any arrangement or commitment by the Company to do any of the things described in this Section 2.13.

2.14                        Employee Matters.

(a)                                 Section 2.14(a) of the Disclosure Schedule sets forth a detailed, true and correct description of all compensation, including salary, bonus, severance obligations and deferred compensation paid or payable for each officer, employee, consultant and independent contractor of the Company who received compensation in excess of $50,000 for the fiscal year ended December 31, 2013 or is anticipated to receive compensation in excess of $50,000 for the fiscal year ending December 31, 2014.  Section 2.14(a) of the Disclosure Schedule sets forth all employment agreements entered into by the Company, and the Sellers have made available to the Purchaser a copy of each such employment agreement.  Each such agreement is in full force and effect and is valid, binding and enforceable in accordance with its terms and neither the Company nor to the Sellers’ knowledge any employee is in violation or default under any such agreements and, to the Sellers’ knowledge, no event has occurred which with notice, lapse of time or both would constitute a violation or default thereunder.

(b)                                 To the Sellers’ knowledge, none of the employees of the Company is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any Governmental Order, that would materially interfere with such employee’s ability to promote the interest of the Company or that would conflict with the Company’s business.  To the Sellers’ knowledge, each employee devotes substantially all of the employee’s professional time, attention, diligence and effort to further the business and promote the success of the Company and no such employee is currently involved or proposes to be involved in any other business venture, whether or not competitive with the business of the Company.  Neither the execution or delivery of this Agreement, nor the carrying on of the business of the Company by the employees of the Company, nor the conduct of the business of the Company as now conducted, will, to the knowledge of the Sellers, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

(c)                                  The Company is not delinquent in payments to any of its employees, consultants or independent contractors for any wages, salaries, commissions, bonuses or other direct compensation for any service performed for it to the date hereof, any amounts required to be reimbursed to such employees, consultants or independent contractors, or any social welfare and housing fund contribution required to be paid for such employees. The Company has complied in all material respects with all applicable equal employment opportunity Laws and with other Laws related to employment, including those related to wages, hours, worker classification and collective bargaining.  The Company withheld and paid to the appropriate Governmental Entity or is holding for payment not yet due to such Governmental Entity all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

(d)                                 To the Sellers’ knowledge, no employee whose employment is material to the business of the Company intends to terminate employment with the Company or is otherwise, for any reason, likely to become unavailable to continue as an employee, nor does the Company have a present intention to terminate the employment of any of the foregoing.  The employment of each employee of the Company is terminable at the will of the Company.  Except as required by law, the Company does not have any obligation, including with respect to severance, continued benefits or any other payment, to any employee upon termination of employment.  The Company does not have any policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

(e)                                  Section 2.14(e) of the Disclosure Schedule sets forth all grants of options, and the terms thereof, to all directors, officers, employees, managers and consultants of the Company.  No equity incentive awards have been granted to any director, officer, employees, manager or consultant of the Company except as set forth in Section 2.14(e) of the Disclosure Schedule.  All grants of option are and have at all times been in compliance with all applicable Laws.

(f)                                   The Company does not maintain or contribute to any employee benefit plan, pension plan, interest option, bonus or incentive plan, severance pay policy or agreement, statutory deferred compensation agreement, or any similar plan or agreement (an “Employee Benefit Plan”) other than the Employee Benefit Plans identified in Section 2.14(f) of the Disclosure Schedule.  No other corporation, trade or business exists which would be treated together with the Company as a single “employer” under the provisions of Section 414(b), (c), (m) or (o) of the Code).  Each Employee Benefit Plan has been and is currently administered in compliance with its constituent documents and all reporting, disclosure and other requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Code and any other Law applicable to such Employee Benefit Plan.  There are no unfunded obligations of the Company under any retirement, pension, profit-sharing, deferred compensation plan or similar program, and any employee contributions withheld from payroll have been timely and fully contributed to the appropriate Employee Benefit Plan as required under applicable

Law.  The Company is not required to make any payments or contributions to any Employee Benefit Plan pursuant to any collective bargaining agreement or any applicable labor relations Law.  The Company does not maintain or contribute to and, has never maintained or contributed to any Employee Benefit Plan providing or promising any health or other nonpension benefits to terminated employees (other than continuation coverage, at the maximum applicable premium permitted to be charged by the Company, required under Section 4980B of the Code, or Section 601 of the ERISA).

(g)                                  Any “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) under which the Company is obligated to make or promises to make, payments (each, a “409A Plan”) complies in all material respects, in both form and operation, with the requirements of Section 409A of the Code and the guidance thereunder.  No payment to be made under any 409A Plan is, or will be, subject to the penalties of Section 409A(a)(1) of the Code.

(h)                                 The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Sellers, has sought to represent any of the employees, representatives or agents of the Company.  There is no strike or other labor dispute involving the Company pending, or to the Sellers’ knowledge, threatened, nor is the Company aware of any labor organization activity involving its employees.

2.15                        Certain Regulatory Matters.

(a)                                 The Company holds all permits, licenses, variances, exemptions, certificates, consents, product listings, establishment registrations, orders, approvals, clearances and other authorizations from Governmental Entities which are required for the conduct of its business (collectively, the “Permits”), and all periodic reports required to be filed with respect thereto are accurate and complete in all material respects.  The Company is not in default in any material respect under any Permit.

(b)                                 No Governmental Entity has issued any notice, warning letter, regulatory letter, untitled letter or other communication or correspondence to the Company, alleging that the Company or any Affiliate of the Company is or was in violation of any law, regulation, rule, ordinance, clearance, approval, permission, authorization, consent, exemption, guidance or guideline applicable to the activities conducted by the Company, or alleging that the Company or any Affiliate was or is the subject of any pending, threatened or anticipated administrative agency or Governmental Entity investigation, proceeding, review or inquiry related to such activities, or that there are circumstances currently existing which might reasonably be expected to lead to any loss of or refusal to renew any of the Permits.

(c)                                  The Company has timely filed all registrations, declarations, reports, notices, forms and other filings required to be filed by it with any Governmental Entity, and all amendments or supplements to any of the foregoing and has paid all fees and assessments due and payable in connection therewith.  The information contained in such declarations, reports, notices, forms and other filings was at the time of filing and is complete and accurate in all material respects, and timely amendments were filed, as necessary, to correct or update any information reflected in such declarations, reports, notices, forms and other filings.

(d)                                 All of the employees of the Company who are required to be licensed or registered to conduct the business of the Company are duly licensed or registered in each jurisdiction and with each Governmental Entity in which or with which such licensing or registration is so required and such registrations are in full force and effect.

(e)                                  The Company has not, and no officer, director, employee or representative of the Company on behalf of the Company, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns; or (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations hereunder, or any comparable foreign law or statute.

2.16                        Tax Returns and Payments.  There are no federal, state, county, local or foreign Taxes due and payable by the Company which have not been timely paid.  There are no accrued and unpaid federal, state, country, local or foreign Taxes of the Company which are due, whether or not assessed or disputed.  There have been no examinations or audits of any Tax returns or reports by any applicable Governmental Entity.  The Company has duly and timely filed all federal, state, county, local and foreign Tax Returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to Taxes for any year, and each such Tax Return is complete and correct.  At all times since its organization, for U.S. federal income Tax purposes and applicable state and local income and franchise Tax purposes, the Company has been a partnership.

2.17                        Insurance.  Section 2.17 of the Disclosure Schedule sets forth a true and complete list of all insurance policies owned or held by the Company. Such policies afford coverage to the Company in amounts and against all risks customarily insured against by Persons possessing similar assets or operating similar businesses in similar locations.  All such policies are in full force and effect with extended coverage, all premiums with respect thereto have been paid to the extent due and payable, and no notice of cancellation, termination, non-renewal or material increase in premiums with respect to any such policy has been received, or to the Sellers’ knowledge is expected to be received, by the Company.  Any claims made against any insurance policies of the Company are described in Section 2.17 of the Disclosure Schedule.

2.18                        Environmental and Safety Laws.  (a) The Company is and has been in compliance with all Environmental Laws; (b) there has been no release or to the Sellers’ knowledge threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste, or petroleum or any fraction thereof, (each a “Hazardous Substance”) on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company; (c) there have been no Hazardous Substances generated by the Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Entity in the United States; and (d) to Sellers’ knowledge, there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-

containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Company, except for the storage of hazardous waste in compliance with Environmental Laws.  The Sellers have made available to the Purchaser true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies, and environmental studies or assessments.

2.19                        Sufficiency of Assets.  The Company has clear, good, and marketable title to, or a valid leasehold interest in, all of the assets of the Company, free and clear of all Liens, except for Permitted Liens.  The assets of the Company, together with the intellectual property licensed to the Purchaser pursuant to the License Agreement, constitute all of the assets and property that are necessary for the operation of the business of the Company as conducted as of the date hereof.  Upon the Closing, the Purchaser (through its ownership of the Company) shall continue to be vested with good title or a valid leasehold interest in all of the assets of the Company.  Except for any intellectual property licensed to the Company following the Closing pursuant to the License Agreement, since October 1, 2014, neither the Company nor the Sellers have transferred, assigned or otherwise conveyed any assets primarily used, primarily held for use, or acquired or developed for use primarily in connection with the business and operations of the Company.  The Subsidiary Transfer has not, and shall not, negatively impact the operations or financial condition of the Company.

2.20                        Completeness of Disclosure.  No representation or warranty by the Sellers in this Agreement, and no statement made by the Sellers in the Disclosure Schedule, or any certificate or other document furnished or to be furnished to the Purchaser pursuant hereto, or in connection with the negotiation, execution or performance of this Agreement, contains or will at the Closing contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading.  Except as specifically set forth in this Agreement or the Disclosure Schedule, there are no facts or circumstances of which any Seller is aware that could be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.                                      Representations and Warranties of the Purchaser.  The Purchaser hereby represents and warrants to the Sellers that:

3.1                               Organization, Good Standing, Corporate Power and Qualification.  The Purchaser is a corporation duly formed, validly existing and in good standing under the laws of its jurisdiction of formation, and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted.

3.2                               Authorization.  The Purchaser has the requisite power and authority to (a) execute and deliver the Transaction Documents to which it is or will be a party, (b) perform the transactions contemplated by this Agreement to be performed by it and (c) satisfy or perform, as the case may be, its obligations under those Transaction Documents to which it is or will be a party.  Such execution, delivery and performance by the Purchaser have been duly authorized by all necessary corporate or other action.  Each Transaction Document executed and delivered by the Purchaser has been duly executed and delivered by the Purchaser and constitutes a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws of general application relating to or affecting the enforcement of creditors’ rights generally.

3.3                               Litigation.  There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to the Purchaser’s knowledge, currently threatened against the Purchaser that questions the validity of this Agreement or the right of the Purchaser to enter into it, or to consummate the transactions contemplated by this Agreement or that would reasonably be expected to have, either individually or in the aggregate, a materially adverse effect on the Purchaser.

3.4                               Compliance with Laws and Other Instruments.  The Purchaser is not in violation or default (a) of any provisions of its articles of organization, operating agreement or equivalent governing documents, as applicable, (b) of any instrument, judgment, order, writ or decree, (c) under any note, indenture or mortgage, or (d) under any lease, agreement or contract to which it is a party or by which it is bound, except for any such violation or default that would not reasonably be likely to result in a materially adverse effect.

4.                                      Certain Covenants.

4.1                               Further Assurances.  Each Seller and the Purchaser agree that, from time to time after the Closing Date, they will execute and deliver such further instruments, and take such other action as may be reasonably necessary or desirable to carry out the purposes and intents of this Agreement.  Each Party shall cooperate as reasonably requested by the other Party to facilitate the transactions contemplated herein.  If, in connection with the Subsidiary Transfer, any assets (other than intellectual property assets that shall be licensed to the Company following the Closing pursuant to the terms of the License Agreement) primarily used, primarily held for use, or acquired or developed for use primarily in the business of the Company was held in the name of any such Subsidiary, the Sellers shall promptly cause such assets to be transferred to the Company, without any consideration, and the Sellers shall take any other actions reasonably necessary to vest such ownership interest in the Company. The Sellers represent, covenant and agree that all employees and consultants who devotes his, her or its primary business time in connection with, or is otherwise primarily assigned to, the business of the Company, but has been employed or engaged by a Subsidiary that has been transferred or sold pursuant to the Subsidiary Transfer, has been reassigned such that the employee or consultant, as the case may be, is employed or engaged by the Company immediately following the Subsidiary Transfer.

4.2                               Tax Matters.  Following the Closing, the Sellers shall pay, or shall reimburse the Company for, any unpaid Tax imposed on or relating to the Company or any Subsidiary of the Company with respect to any Tax period or portion thereof ending on or prior to the Closing Date, including any Taxes which arise from the Subsidiary Transfer.  Stephen F. Olds shall have the ability to review any Tax Returns of the Company for any Tax period or portion thereof ending on or prior to the Closing Date before the filing thereof.

4.3                               Restrictive Covenants.

(a)                                 In consideration of the benefits received in connection with the transactions contemplated hereby, and such other good and valuable consideration, the receipt and sufficiency of which is acknowledged, each Seller and T. Olds agrees that, for the period beginning on the Closing Date and ending five years after the Closing Date (the “Noncompete Period”), such Seller and T. Olds shall not directly or indirectly own, manage, control, participate in, consult with, render services for, operate or in any manner engage (including individually or in association with any Person) in any business anywhere in the world that, directly or indirectly, has as a business purpose or conducts any activity which is or may reasonably be construed to be competitive with the business of the Purchaser or any of its Subsidiaries (including, for the purpose of this Section 4.3, the Company, but specifically excluding Vroozi, Inc., LTC Supply Source, LLC, and QVO, Inc.) as currently conducted or as proposed to be conducted as evidenced by the books and records of the Purchaser and its Subsidiaries as of the Closing Date (the “Restricted Business”).

(b)                                 During the Noncompete Period, each Seller and T. Olds shall not directly or indirectly (whether individually or through another Person) (i) call on or solicit any Person who or which is, at that time, or has been within two years prior thereto, a customer of the Purchaser or any of its Subsidiaries to the extent related to the Restricted Business; (ii) solicit the employment of or hire any Person who at the time of such solicitation or hiring or who within one year prior thereto, is or was employed by the Purchaser or any of its Subsidiaries on a full or part-time basis; (iii) on such Seller’s or T. Olds’ behalf, or on behalf of any competitor, call upon any Person as a prospective acquisition candidate who was, to the knowledge of such Seller or T. Olds, either called upon by the Purchaser or any of its Subsidiaries as a prospective acquisition candidate or was the subject of an acquisition analysis by the Purchaser or any of its Subsidiaries to the extent related to the Restricted Business; or (iv) disparage, defame or discredit the Purchaser or any of its Subsidiaries or engage in any activity which would have the effect of disparaging, defaming or discrediting the Purchaser or any of its Subsidiaries.

(c)                                  Each Seller and T. Olds acknowledges that the restrictions contained in this Section 4.3 are reasonable and necessary to protect the legitimate interests of the Purchaser and its Subsidiaries.  Each Seller and T. Olds acknowledges that any violation of this Section 4.3 will result in irreparable injury to the Purchaser and its Subsidiaries and agrees that the Purchaser shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Section 4.3 by any Seller or T. Olds, which rights shall be cumulative and in addition to any other rights or remedies to which the Purchaser may be entitled.

(d)                                 In the event that any covenant contained in this Section 4.3 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law.  The covenants contained in this Section 4.3 and each provision thereof are severable and distinct covenants and provisions.  The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(e)                                  The restrictive covenants set forth in this Section 4.3 shall terminate and be of no further force or effect if the Purchaser breaches any payment obligations pursuant to the terms of any Seller Note and the Purchaser fails to cure such breach in accordance with the terms of such Seller Note.

5.                                      Miscellaneous.

5.1                               Survival; Indemnification.

(a)                                 The representations and warranties set forth in Sections 2.1, 2.2, 2.4, 2.10 and 2.19, and all of the covenants and agreements made in this Agreement, the Schedules and Exhibits hereto and in any other agreement, certificate, document or instrument furnished in connection with the Closing shall survive the Closing indefinitely and shall in no way be affected by any investigation or knowledge of the subject matter of any such investigation made by or on behalf of the Purchaser or the Sellers.  All other representations and warranties set forth in this Agreement shall survive the Closing for a period of 24 months, except for the representations and warranties set forth in the preceding sentence and the representations and warranties contained in Sections 2.8, 2.14, 2.16 and 2.18 which shall survive the Closing until sixty (60) days after the expiration of the applicable statute of limitations period (after giving effect to any waivers and extensions thereof) and, in each instance, all such representations and warranties shall in no way be affected by any investigation or knowledge of the subject matter of any such investigation made by or on behalf of the Purchaser or the Sellers.

(b)                                 From and after the Closing, the Purchaser agrees, to hold harmless, defend and indemnify the Sellers and their respective successors and permitted assigns (all of the foregoing are collectively referred to as the “Seller Indemnitees”) against any and all damages, liabilities, losses, costs and expenses (including reasonable attorneys’ fees and expenses) (“Losses”), whether or not arising out of third-party claims, based upon, or arising out of, or relating to, (i) any inaccuracy in, or any breach by the Purchaser of any representation or warranty or other statement contained in this Agreement, the Schedules or Exhibits hereto or any other agreement, certificate, document or instrument furnished pursuant to this Agreement in connection with the Closing, (ii) any breach by the Purchaser of any covenant set forth in this Agreement, the Schedules or Exhibits hereto or any other agreement, certificate, document or instrument delivered in connection with the Closing or (iii) or (iii) any claims arising from Purchaser’s operation of the Company after the Closing (clauses (i), (ii) and (iii) together, (the “Purchaser Indemnifiable Claims”).

(c)                                  From and after the Closing, each Seller and T. Olds hereby agrees to jointly and severally hold harmless, defend and indemnify the Purchaser, its Affiliates and each of their partners, executive officers, directors, employees, stockholders, members, agents and representatives (collectively, referred to as the “Purchaser Indemnitees”) against any and all Losses, whether or not arising out of third-party claims, based upon, or arising out of, or relating to, (i) any inaccuracy in, or any breach by any of the Sellers of any representation or warranty or other statement contained in this Agreement, the Schedules or Exhibits hereto or any other agreement, certificate, document or instrument furnished pursuant to this Agreement in connection with the Closing, (ii) any breach by any of the Sellers or T. olds of any covenant set forth in this Agreement, the Schedules or Exhibits hereto or any other agreement, certificate, document or instrument delivered in connection with the Closing, (iii) any adjustments/true-ups in excess of $20,000 for any pre-Closing Date calendar month for payments received from Catamaran, Inc., formerly known as SXC Health Solutions, Inc., for prior billing periods pursuant to that certain Agreement for Pharmacy Benefit Administration Services, dated as of January 23, 2004, by and between SXC Health Solutions, Inc. and the Company, as amended by Amendment Agreement dated December 1, 2005, (iv) any liability arising from, or related to, the Subsidiary Transfer or (v) any liabilities or obligations of any Subsidiary of the Company relating to the period prior to the date hereof (clauses (i), (ii), (iii), (iv) and (v) together, the “Seller Indemnifiable Claims”).

(d)                                 An Indemnifying Party shall reimburse, promptly following request therefor, all reasonable expenses incurred by an Indemnified Party in connection with any Indemnifiable Claim, including, without limitation, any threatened, pending or completed action, suit, arbitration, investigation or other proceeding arising out of, or relating to, any Indemnifiable Claim.

(e)                                  If any Indemnified Party intends to seek indemnification pursuant to this Section 5.1, such Indemnified Party shall promptly notify the Indemnifying Party in writing of such claim.  The Indemnified Party will provide the Indemnifying Party with prompt notice of any third party claim in respect of which indemnification is sought.  The failure to provide either such notice will not affect any rights hereunder except to the extent the Indemnifying Party is materially prejudiced thereby.

(f)                                   If such claim involves a claim by a third party against the Indemnified Party, the Indemnifying Party may, within thirty (30) calendar days after receipt of the notice provided pursuant to Section 5.1(e) and upon notice to the Indemnified Party, assume, through counsel of its own choosing and at its expense, the settlement or defense thereof, and the Indemnified Party shall reasonably cooperate with the Indemnifying Party in connection therewith; provided that the Indemnified Party may participate in such settlement or defense through counsel chosen by it and at its own expense.  If the Indemnifying Party elects not to defend against, negotiate, settle or otherwise deal with a third party claim which relates to Losses suffered hereunder, the Indemnified Party may defend against, negotiate, and with the consent of the Indemnifying Party, such consent not to be unreasonably withheld, settle or otherwise deal with such third party claim.  The failure of the Indemnifying Party to participate in, conduct or control the defense of a third party claim shall not relieve the Indemnifying Party of any obligation it may have hereunder.  No settlement of any such claim shall limit the Indemnified Party’s indemnification rights for any other Losses which are not expressly covered by a settlement and the Indemnifying Party shall only be relieved from liability for Losses covered by a settlement to the extent the settlement provides an unqualified release from all liability in respect of the applicable indemnification claim.

(g)                                  Without limiting any remedies available at Law or in equity, the Purchaser shall have the right to set off any amounts to which it may be entitled in connection with an Indemnifiable Claim against any amounts otherwise payable to the Sellers.

(h)                                 The rights to indemnification set forth in this Section 5.1 are in addition to, and not in limitation of, all rights and remedies to which any party may be entitled. All remedies provided under this Agreement, by Law or otherwise afforded to any party, shall be cumulative and not alternative.

5.2                               Successors and Assigns.  This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that no party hereto may assign its rights or delegate its obligations, in whole or in part, under this Agreement without the prior written consent of the other parties hereto except that the Purchaser may assign or delegate its rights and obligations under this Agreement, in whole or in part, to an Affiliate of the Purchaser or to any Person who acquires all or substantially all of the capital stock or assets of the Purchaser.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

5.3                               Governing Law.  This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

5.4                               Counterparts; Facsimile.  This Agreement may be executed and delivered by facsimile or “.pdf” signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.5                               Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

5.6                               Notices.  All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt.  All communications shall be sent to the respective parties at their address as set forth on the signature page, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 5.6.  If notice is given to the Sellers, a copy shall also be sent to Kevin E. Monson, Facsimile: 714.426.8009 (that shall not constitute notice), and if notice is given to the Purchaser, a copy shall also be given to Stephen M. Goodman, Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, PA 19103, Facsimile: 215.963.5001 (that shall not constitute notice).

5.7                               No Finder’s Fees.  Each party represents that it neither is nor will be obligated for any finder’s or broker’s fee or commission in connection with this transaction.  The Purchaser agrees to indemnify and to hold harmless the Sellers from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Purchaser or any of its officers, employees or representatives is responsible.  The Sellers agree to jointly and severally indemnify and hold harmless the Purchaser from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Sellers or the Company is responsible.

5.8                               Fees and Expenses.  Except as provided above or as otherwise expressly provided herein, the Purchaser and the Sellers shall pay their own fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees, costs and expenses of its financial advisors, accountants and counsel.

5.9                               Amendments and Waivers.  Any term of this Agreement may be amended, terminated or waived only with the written consent of the Sellers and the Purchaser.  Any amendment or waiver effected in accordance with this Section 5.9 shall be binding upon the Purchaser and the Sellers.

5.10                        Severability.  The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

5.11                        Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

5.12                        Entire Agreement.  This Agreement (including the Exhibits and Schedules hereto) and the Transaction Documents constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

5.13                        Dispute Resolution.  The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the federal and state courts located within the geographic boundaries of  the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the federal and state courts located within the geographic boundaries of the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

5.14                        Publicity.  The Sellers and the Purchaser shall jointly agree on the timing and content of any public disclosure by relating to the investment and other transaction contemplated hereby.  In addition, no Seller shall use the names of the Purchaser or any of the Purchaser’s Affiliates in any trade publication, in any marketing materials or otherwise to the general public without the prior written consent of the Purchaser, which consent may be withheld in its sole discretion.  This Section 5.14 may not be amended, waived or modified without the prior written consent of the Purchaser, which may be withheld in its sole discretion.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties have executed this Membership Interest Purchase Agreement as of the date first written above.

PURCHASER:

TABULA RASA HEALTHCARE, INC.

By:	/s/ Brian Adams
Name: Brian Adams
Title: Chief Financial Officer

Address:
110 Marter Ave, Suite 309
Moorestown, NJ 08057
Attention: Brian Adams

SELLERS:

/s/ Fred Smith III
FRED SMITH III

Address:
1225 E. Warner Rd
Tempe, AZ 85284

OLDS FAMILY 2002 TRUST

By:	/s/ Thomas Olds, Jr.
Name:	Thomas Olds, Jr.
Its:	Trustee

By:	/s/ Kelly Olds
Name:	Kelly Olds
Its:	Trustee

Address:
56 Golden Eagle
Irvine, CA 92603

[Signature Page to Membership Interest Purchase Agreement]

/s/ Stephen F. Olds
STEPHEN F. OLDS

Address:
18301 Von Karman, Suite 470
Irvine, CA 92612

Solely for the limited purposes set forth herein

/s/ Thomas Olds, Jr.
THOMAS OLDS, JR.

Address:
56 Golden Eagle
Irvine, CA 92603

[Signature Page to Membership Interest Purchase Agreement]